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                                                                    EXHIBIT 21.1

                            IPG PHOTONICS CORPORATION
                               SUBSIDIARY LISTING

IPG Laser GmbH
IPG Photonics (UK) Ltd.
IRE-Polus NTO
IPG Fibertech S.r.l.
IPG Photonics (Japan) Ltd.
IPG Photonics (India) Pvt. Ltd.
IPG Photonics (Korea) Ltd.
IPG Photonics (China) Ltd.
IPG Investment Corp.